FITZGERALD·YAP·KREDITOR LLP

ATTORNEYS AT LAW

Michael J. FitzGerald*
Eoin L. Kreditor*
Eric P. Francisconi
Lynne Bolduc
George Vausher, LLM, CPA‡
David M. Lawrence
Robert C. Risbrough
Robert M. Yoakum
Sherilyn Learned O'Dell
Natalie F. Foti
Brook John Changala
Josephine Rachelle Aranda
Derek R. Guizado
Pfrancez C. Quijano
Carolyn E. Ruth
John M. Marston†
Deborah M. Rosenthal†
Maria M. Rullo†
Larry S. Zeman†

July 19, 2021

Investment Grade R.E. Income Fund
831 State Street, Suite 280
Santa Barbara, CA 93101

Re: Offering Circular on Form 1-A
Investment Grade R.E. Income Fund, L.P.

To Whom it May Concern:

You have requested our opinion with respect to certain matters in connection with the filing by Investment Grade R.E. Income Fund, L.P., a Delaware limited partnership (the "**Company**"), of an Offering Circular on Form 1-A (as amended or supplemented, the "**Offering Circular**") with the Securities and Exchange Commission (the "**Commission**"). The Offering Circular (File No. 024-11181) is filed pursuant to Regulation A under the Securities Act of 1933, as amended (the "**Act**").

This opinion is submitted pursuant to the applicable rules of the Commission in connection with the qualification of the Offering Circular and the offering by the Company of up to 40,000 Limited Partnership Units (the "**Units**"), as described in the Offering Circular.

In connection with this opinion, we have examined and relied upon original, certified, conformed, photostat, or other copies of (a) the Certificate of Limited Partnership, as amended, and Limited Partnership Agreement, as amended, of the Company; (b) the Offering Circular and the exhibits thereto; (c) the agreements, instruments, and documents pursuant to which the Units were or are to be issued; (d) applicable provisions of the Delaware Revised Uniform Limited Partnership Act (the "Delaware Act") and published judicial and administrative interpretations thereof; and (e) such other corporate records and documents as we have deemed necessary for the expression of the opinion herein contained. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat, or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon.

Based upon and subject to and limited by the foregoing, we are of the opinion that when the Offering Circular has been qualified by order of the Commission, the Units, when issued and sold in accordance with the terms and conditions contemplated by and upon the terms and conditions set forth in the Offering Circular and that certain Subscription Agreement, a form which is attached

FITZGERALD·YAP·KREDITOR LLP

to the Offering Circular as Exhibit 4.1, and upon receipt by the Company of the agreed upon consideration therefor, will be legally issued, fully paid, and non-assessable.

The foregoing opinion is limited to the federal laws of the United States and the Delaware Act, and we express no opinion as to the effect of the laws of any other jurisdiction. The foregoing reference to the Delaware Act includes the statutory provisions and also all reported judicial decisions interpreting such laws.

This opinion has been prepared for use in connection with the Offering Circular, and this opinion may not be relied upon for any other purpose without our express written consent. Our opinion expressed herein is limited to the matters stated and no opinion is implied or may be inferred beyond the matters expressly stated herein.

We hereby consent to the filing of this opinion as an exhibit to the Offering Circular. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very Truly Yours,

/s/ FitzGerald Yap Kreditor LLP
FitzGerald Yap Kreditor LLP

2 Park Plaza, Suite 850 . Irvine, CA 92614 | Tel: 949-788-8900 . Fax: 949-788-8980 . www.fyklaw.com